Exhibit 99.22

RULE 10B5-1 EARLY SETTLEMENT PLAN AND AGREEMENT

The purpose of this Rule 10b5-1 Early Settlement Plan and Agreement (this “Early Settlement Agreement”), dated as of March 31, 2009, between Bank of America, N.A. (“Party A”) and RH Financial Corporation (“Party B”) is to set forth certain understandings and agreements between the parties relating to the potential early settlement of certain transactions, as described below.

WHEREAS, Party A and Party B are parties to the Specialized Term Appreciation Retention Sale (STARS) letter agreement dated as of October 31, 2005 (the “October 31, 2005 Confirmation”), the Specialized Term Appreciation Retention Sale (STARS) letter agreement dated as of March 22, 2006 (the “March 22, 2006 Confirmation”) and the Specialized Term Appreciation Retention Sale (STARS) letter agreement dated as of October 20, 2006 (the “October 20, 2006 Confirmation” and, together with the October 31, 2005 Confirmation and the March 22, 2006 Confirmation, the “Confirmations”);

WHEREAS, Party A and Party B are parties to the Pledge Agreement dated as of October 31, 2005, the Pledge Agreement dated as of March 22, 2006 and the Pledge Agreement dated as of October 20, 2006;

WHEREAS, Party A and Party B have outstanding one Transaction (as defined in the October 31, 2005 Confirmation), as evidenced by a Supplemental Confirmation (as defined in, and under, the October 31, 2005 Confirmation) dated November 22, 2005 (Reference Number NY-20379), two Transactions (as defined in the March 22, 2006 Confirmation), as evidenced by Supplemental Confirmations (as defined in, and under, the March 22, 2006 Confirmation) each dated April 19, 2006 (Reference Numbers NY-22087 and NY-22088) and one Transaction (as defined in the October 20, 2006 Confirmation), as evidenced by a Supplemental Confirmation (as defined in, and under, the October 20, 2006 Confirmation) dated November 6, 2006 (Reference Number NY-25078) (collectively, the “Transactions”);

WHEREAS, each Confirmation provides for Early Settlement of Transactions thereunder; and

WHEREAS, Party A and Party B wish to effect an Early Settlement of each of the Transactions on the terms set forth in the respective Confirmations and the additional terms set forth in this Early Settlement Agreement (the “Contemplated Early Settlements”) if the conditions set forth in this Early Settlement Agreement are met.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.         Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the respective Confirmations.

2.         Early Settlement. If a Price Trigger Date occurs during the Potential Trigger Period, then, subject to the condition set forth in clause (ii) of the provision set forth opposite “Early Settlement” in each Confirmation, an Early Settlement shall occur simultaneously with respect to each Transaction, subject to Section 4(c) below. Notwithstanding any provision of any Confirmation to the contrary, following the occurrence of a Price Trigger Date (and satisfaction of the condition referred to in the immediately preceding sentence), the Calculation Agent shall (i) determine an Early Settlement Date for all Transactions, which date shall be the same date with respect to all Transactions, shall follow the conclusion of any hedging, hedge unwind or hedge adjustment activity by Party A or its affiliates in relation to the Contemplated Early Settlements and shall be no more than 20 Exchange Business Days after the Price Trigger Date, and (ii) determine the number of Contract Shares to be delivered for each Transaction pursuant to clause (iv) of the provisions set forth opposite “Early Settlement” in the each Confirmation. The Calculation Agent shall notify the parties of the Early Settlement Date and the number of Contract Shares to be delivered for each Transaction prior to such Early Settlement Date. For the avoidance of doubt, no Early Settlement shall take place except upon simultaneous Early Settlement of all Transactions in their entirety.

“Price Trigger Date” means the first Exchange Business Day during the Potential Trigger Period on which (i) no Market Disruption Event occurs and (ii) the Closing Price is equal to or greater than $17.00.

“Potential Trigger Period” means the period from and including May 27, 2009, to and including September 27, 2009.

“Closing Price” means the closing price per Share on the Exchange at the close of trading of the regular trading session on the Exchange.

3.         Physical Settlement. For the avoidance of doubt, the terms set forth opposite “Settlement” and “Automatic Physical Settlement” in each Confirmation shall apply as if the Early Settlement Date were the Settlement Date for each Transaction.

4.         Representations, Warranties and Agreements.

(a)     Party B hereby makes to Party A the representations, warranties and agreement set forth in Sections 3(a)(I)(i), (ii), (iii), (iv), (v), (vi), (vii), (xii), (xiv), (xv), (xvi) and (xviii) as if references therein to each Trade Date and each Effective Date were references to the date of this Early Settlement Agreement, references to each Confirmation and each Supplement Confirmation (and related references such as “hereof” or “herein”) were references to this Early Settlement Agreement, references to each Transaction were references to the Contemplated Early Settlements and references to Party A’s Initial Hedge were references to any hedging, hedge unwind or hedge adjustment activity by Party A or its affiliates in relation to the Contemplated Early Settlements.

(b)     Each of Party A and Party B hereby makes to the other party the representations set forth in Sections 3(a), (b) and (c) of the Agreement as if references therein to the Agreement were references to this Early Settlement Agreement.

(c)     Party A agrees that, if Party A or its affiliates sell any Shares in connection with Party A’s hedging, hedge unwind or hedge adjustment activity in relation to the Contemplated Early Settlements, then such sales will be conducted in a manner consistent with the volume and manner-of-sale requirements of Rule 144; provided that if the number of Shares that Party A would sell in connection with such activity would otherwise exceed the volume requirement of Rule 144, then no Transactions will be subject to Early Settlement hereunder.

5.         Indemnity. For the avoidance of doubt, the parties acknowledge and agree that the provisions set forth in Section 3(e) of each Confirmation shall apply to this Early Settlement Agreement and the transactions contemplated hereby as if this Early Settlement Agreement were such Confirmation.

6.         Plan. The parties intend that this Early Settlement Agreement shall constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) under the Exchange Act. How, when or whether Party A or any of its affiliates effects any transaction, and the price at which Party A or such affiliate effects any transaction, in connection with any hedging, hedge unwind or hedge adjustment activity of Party A or its affiliates in relation to the Contemplated Early Settlements shall be in Party A’s reasonable good faith judgment, provided that Party A shall use its reasonable commercial efforts to complete the Contemplated Early Settlements as soon as commercially reasonably practicable following the Price Trigger Date using principles of best execution. Party B agrees that Party A shall have no responsibility to Party B of any kind with respect to the price at which Party A effects any such transaction, provided that Party A shall use principles of best execution. Any such transactions by Party A or its affiliates shall be executed without consultation with Party B. Without limiting the generality of the foregoing, from the date of this Early Settlement Agreement until the Early Settlement Date, Party B agrees that Party B and its affiliates, employees, agents and representatives shall not communicate with Party A or any of Party A’s affiliates, employees, agents or representatives in any way regarding the Issuer, the Shares, any Transaction, the Contemplated Early Settlements or Party A’s hedging, hedge unwind or hedge adjustment activities relating thereto; provided that Party B may (i) request from Party A from time to time information concerning the Transactions that would be provided in the ordinary course and Party A may provide such information, and (ii) consult with members of Party A’s Legal Department with respect to any filing or other requirements in connection with the Contemplated Early Settlements. The parties further agree that subsequent to the date of this Early Settlement Agreement, Party B shall have no right to, and shall not attempt to, exercise any influence over how, when or whether Party A or any of its affiliates effects any such transactions.

7.         Governing Law. This Early Settlement Agreement shall be governed by the laws of The State of New York without reference to the choice of law rules thereof. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Early Settlement Agreement or any transactions contemplated hereby.

8.         WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS EARLY SETTLEMENT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

9.         Amendment or Waiver. Notwithstanding anything to the contrary in the Agreement, any amendment or waiver of any provision of this Early Settlement Agreement must be effected in accordance with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Any such amendment or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws. Party B agrees that it will not modify this Early Settlement Agreement at any time that it is aware of any material non-public information about the Issuer and/or the Shares.

10.       Counterparts. This Early Settlement Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

            IN WITNESS WHEREOF the parties have executed this Early Settlement Agreement on and with effect from the date specified first on the first page of this Early Settlement Agreement.

BANK OF AMERICA, N.A.		RH FINANCIAL CORPORATION
(Name of Party)		(Name of Party)

By:	/s/ David Moran	By:	/s/ Scott Monette
Name: David Moran		Name: Scott Monette
Title: Authorized Signatory		Title: President and Treasurer
Date: 3/31/09		Date: 3/31/09